SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. 1)*


                            Wireless Facilities, Inc.
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    97653A10
                                 --------------
                                 (CUSIP Number)

                                December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 11 Pages
                       Exhibit Index Contained on Page 10

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 2 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   MeriTech Capital Partners L.P. ("MCP")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        0 shares
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 3 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   MeriTech Capital Affiliates L.P. ("MCAF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        0 shares
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 4 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   MeriTech Capital Associates, L.L.C. ("MCA")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        0 shares
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   00
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 5 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Paul Madera ("Madera")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    6,841 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        0 shares
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          6,841 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   6,841
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.02%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 6 of 11 Pages
---------------------                                         ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Michael Gordon ("Gordon")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER

                    0 shares
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        0 shares
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON
      WITH          0 shares
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER

                    0 shares
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   0
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 7 of 11 Pages
---------------------                                         ------------------


ITEM 1(A). NAME OF ISSUER

           Wireless Facilities, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           9805 Scranton Road. Suite 100
           San Diego, CA 92121

ITEM 2(A). NAME OF PERSONS FILING

           This Statement is filed by MeriTech Capital Partners L.P., a Delaware limited partnership ("MCP"), MeriTech Capital Affiliates L.P., a Delaware limited partnership ("MCAF"), MeriTech Capital Associates L.L.C., a Delaware limited liability company ("MCA"), Paul Madera ("Madera") and Michael Gordon ("Gordon"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

           MCA is the general partner of MCP and MCAF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP and MCAF. Madera and Gordon are managing members of MCA and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP and MCAF.

ITEM 2(B). ADDRESS OF PRINCIPAL OFFICE

           The address for each of the Reporting Persons is:

           MeriTech Capital Partners
           285 Hamilton Avenue, Suite 200
           Palo Alto, California  94301

ITEM 2(C). CITIZENSHIP

           MCP and MCAF, are Delaware limited partnerships. MCA is a Delaware limited liability company. Madera and Gordon are United States citizens.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

           Common Stock
           CUSIP # 97653A10

ITEM 3.    Not Applicable

---------------------                                         ------------------
CUSIP NO. 97653A10                     13G                    Page 8 of 11 Pages
---------------------                                         ------------------


ITEM 4.    OWNERSHIP

           Please see Item 5.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           This amended statement is being filed to report the fact that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of Wireless Facilities, Inc.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of MCP and MCAF and the limited liability company agreement of MCA, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATION.

           Not applicable

---------------------                                        -------------------
CUSIP NO. 97653A10                     13G                   Page  9 of 11 Pages
---------------------                                        -------------------

                                   SIGNATURES



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001

                          MERITECH CAPITAL PARTNERS L.P., a Delaware Limited Partnership
                          By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                          Its: General Partner


                          MERITECH CAPITAL AFFILIATES L.P., a Delaware Limited Partnership
                          By: MeriTech Capital Associates L.L.C., a Delaware Limited Liability Company
                          Its: General Partner


                          MERITECH CAPITAL ASSOCIATES L.L.C., a Delaware Limited Liability Company
                          By: MeriTech Management Associates L.L.C., a Delaware Limited Liability Company
                          Its: Managing Member

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera
                              Member


                          PAUL MADERA

                          By: /s/ Paul Madera
                              --------------------------------------------------
                              Paul Madera


                          MICHAEL GORDON

                          By: /s/ Michael Gordon
                             --------------------------------------------------
                             Michael Gordon

---------------------                                        -------------------
CUSIP NO. 97653A10                     13G                   Page 10 of 11 Pages
---------------------                                        -------------------

                                  EXHIBIT INDEX

                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------

Exhibit A:  Agreement of Joint Filing                           11

---------------------                                        -------------------
CUSIP NO. 97653A10                     13G                   Page 11 of 11 Pages
---------------------                                        -------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

     The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Wireless Facilities, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

Date:  February 14, 2001